Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-117842) and Registration Statement on Form S-8 (File No. 333-100630) of First Industrial, L.P. of our report dated March 16, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers, LLP
Chicago, Illinois
March 16, 2006